UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 2, 2008

INLAND REAL ESTATE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32185	36-3953261
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2901 Butterfield Road
Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 2, 2008, Inland Real Estate Corporation (the “Company”) entered into a term loan agreement (the “Term Loan Agreement”) with KeyBanc Capital Markets and Banc of America Securities, LLC as co-lead arrangers and book managers and KeyBank National Association as administrative agent (referred to herein as “Lender” and “Agent,” in its respective roles), and other lending institutions that are parties to the term loan (collectively with KeyBank National Association, the “Lenders”).   Under the Term Loan Agreement, the Company borrowed, on an unsecured basis, $140,000,000 (the “Term Loan Amount”).  The Company has the right to increase the Term Loan Amount to $200,000,000, provided that: (a) at the time of the proposed increase there is neither a default, nor any condition, which after notice or lapse of time would constitute a default by the Company; and (b) either one or more Lenders increase their respective funding commitments, in their sole discretion, or the Company, Agent, or the lead arrangers designate one or more new institutions (acceptable to each of the Company, the Administrative Agent and Lead Arrangers) to become Lenders providing funding commitments for the increased amount.

The Company will be required to pay interest only, on a monthly basis during the term of the term loan, with all outstanding principal and unpaid interest due upon termination of the loan.  The term loan will mature two years from closing.

The Company may borrow at rates equal to (i) LIBOR plus 200 basis points, or (ii) the Alternate Base Rate (as defined herein), plus a margin of 50 basis points.  As used herein, “Alternate Base Rate” means, for any day, the higher of the prime rate announced by the Agent or the sum of the Federal Funds Effective Rate plus 0.5% per annum.

The Term Loan Agreement contains customary affirmative, negative and financial covenants, representations, warranties and borrowing conditions.  The Company’s activities are limited to acquiring retail properties and any incidental business activities and investments.  Unimproved land holdings or land bank (excluding land that is either under development or planned for development in the next twelve months), investments in partnerships or joint ventures, construction activities, mortgage notes receivable and triple net leased properties (non-retail) are limited to the levels as described in the Term Loan Agreement.

Among the customary events of default to which the Company is subject, the occurrence of any of the following will constitute an event of default under the Term Loan Agreement, and the outstanding balance of the term loan will become immediately due and payable:

1.

Failure to pay principal when due;

2.

Failure to pay interest and fees within five business days after due;

3.

Change of Control (stock ownership other than in the normal course of business and board composition);

4.

Change in Management (change of any two of the following: D. Scott Carr, Mark E. Zalatoris or Brett A. Brown);

5.

Violation of any covenant or any negative covenants;

6.

Violation of other covenants, subject to customary grace periods;

7.

Material inaccuracy of any representation or warranty;

8.

Company disavows, revokes or terminates any term loan document or otherwise challenges or contests in proceeding the validity or enforceability or any term loan document;

9.

Insolvency or bankruptcy of the Company or any consolidated subsidiary;

10.

Violation of ERISA regulations;

11.

A federal tax lien filed under Section 6323 of the Code remains undischarged for a period or twenty-five days;

12.

Judgments against the Company or any consolidated subsidiary in excess of $10,000,000 in aggregate that remain unsatisfied or unstayed for more than 60 days; or

13.

Failure to remediate within the time period permitted by law or governmental order (or within a reasonable time give the nature of the problem if no specific time period has been given) material environmental problems.

The information set forth above does not purport to be complete in scope and is qualified in its entirety by the full text of the Term Loan Agreement, which is attached to this Current Report as Exhibit 10.1 and incorporated into this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits.

(a)                                  Financial Statements of Businesses Acquired:  N/A

(b)                                 Pro Forma Financial Information:  N/A

(c)                                  Exhibits:

Exhibit No.	Description
10.1

Term Loan Agreement dated September 2, 2008 between and among Inland Real Estate Corporation and KeyBanc Capital Markets and Banc of America Securities, LLC as co-lead arrangers and book managers and KeyBank National Association as administrative agent.

99.1	Press Release dated September 5, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

Date: September 8, 2008	By:	/s/Mark E. Zalatoris
	Name:	Mark E. Zalatoris
	Title:	President & CEO

EXHIBIT INDEX

Exhibit No.	Description

10.1 99.1

 Term Loan Agreement dated September 2, 2008, between and among Inland Real Estate Corporation and KeyBanc Capital Markets and Banc of America Securities, LLC, as co-lead arrangers and book managers and KeyBank National Association as administrative agent.

Press Release dated September 5, 2008